Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Optimer Pharmaceuticals, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 25, 2008, with respect to the consolidated financial statements of Optimer Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 26, 2008.

/s/ Ernst & Young LLP

San Diego, California

March 25, 2008